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                                                                   Exhibit 2.1

                              STOCK PURCHASE AGREEMENT

                                    DATED AS OF

                                   APRIL 12, 2000



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                               STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of April 12, 2000, by and among ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation (the "PURCHASER") and PANURGY CORPORATION, a Delaware corporation (the "SELLER") and the sole stockholder of Sequoia Diversified Products, Inc., a Delaware corporation ("SEQUOIA") and MicroNomics of Lansing, Inc., a Delaware corporation ("ENTRE", together with Sequoia, the "PREDECESSOR COMPANIES" and each a "PREDECESSOR COMPANY").

       WHEREAS, the Seller owns all of the issued and outstanding capital stock of each of Sequoia and Entre (the "STOCK");

       WHEREAS, immediately prior to, and as a condition to the closing of the transactions contemplated by this Agreement, Seller will cause Entre to merge with and into Sequoia (the "MERGER") with Sequoia remaining as the surviving corporation, the name of which shall be changed to Sequoia NET.com, Inc. (the "SURVIVING CORPORATION"); and

       WHEREAS, the Seller wishes to sell 80.10% of the Common Stock of the Surviving Corporation to the Purchaser (the "PURCHASED STOCK"), and the Purchaser desires to acquire the Purchased Stock from the Seller, on the terms and subject to the conditions set forth herein.

       NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.     DEFINITIONS

       1.1 DEFINED TERMS. As used herein, the following terms, whether capitalized or not, shall have the meanings set forth respectively after each such term:

       AFFILIATE: Any director or officer of the Predecessor Companies and any member of the immediate family of any such director or officer and any other Person which directly or indirectly controls, is controlled by or is under common control with the Predecessor Companies.

       AGREEMENT: As defined in the prologue, and including all of this Agreement's Exhibits and Schedules.

       ALLOCATIONS:  As defined in Section 5.10.

       ASSETS:  All Intellectual Property and all Tangible Property.

       BENEFIT ARRANGEMENT: Any material benefit arrangement that is not an Employee Benefit Plan, including (i) any employment or consulting agreement,
(ii) any arrangement providing for insurance coverage or workers' compensation benefits, (iii) any incentive bonus or deferred

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bonus arrangement, (iv) any arrangement providing termination allowance, severance or similar benefits, (v) any equity compensation plan, (vi) any deferred compensation plan and (vii) any compensation policy and practice.

       BUSINESS DAY: Any day of the year on which banks are not required or authorized to be closed in the State of New York.

       CLOSING:   As defined in Section 2.3(a).

       CLOSING DATE: As defined in Section 2.3(a).

       CODE:  The Internal Revenue Code of 1986, as amended.

       COBRA: The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

       COMPANY NET AMOUNT: The net amount of cash equal to the sum of (i) cash received by Panurgy for the Predecessor Companies plus (ii) cash deposited by Entre into the Seller's lock box, in each case of (i) and (ii), during the period beginning on (and including) March 1, 2000 through (and including) the Closing Date less (iii) the amount of cash paid by the Seller on behalf of the Predecessor Companies in respect of their operating expenses, or cash otherwise advanced or contributed to the Predecessor Companies by the Seller during the period beginning on (and including) March 1, 2000 through (and including) the Closing Date, and which amounts have not been reimbursed as of the Closing Date.

       CONSENTS:  As defined in Section 5.5.

       CONTRACT: Any contract, agreement, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, instrument or other similar document and any oral obligation, right, contract or agreement.

       DAMAGES:  Seller Damages or Purchaser Damages, as the context requires.

       DOLLARS or "$": The legal currency of the United States of America.

       EMPLOYEE BENEFIT PLAN: The meaning given such term in Section 3(3) of ERISA.

       ENVIRONMENTAL CLAIM: With respect to any Person, any written notice, claim, demand or other communication by any other Person alleging or asserting such Person's liability for investigatory costs, cleanup costs, Governmental Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from
(a) the presence, or release into the environment, of any hazardous material at any location, whether or not owned by such Person, or (b) circumstances forming the basis of any

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violation, or alleged violation, of any Environmental Law.  The term
"ENVIRONMENTAL CLAIM" shall include any written claim by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any written claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of hazardous materials or arising from alleged injury or threat of injury to health, safety or the environment.

       ENTRE:  As defined in the prologue to this Agreement.

       ENVIRONMENTAL LAWS: Any Laws relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

       ERISA:  The Employee Retirement Income Security Act of 1974, as amended.

       ERISA AFFILIATE: As to any Person, any other Person, which together with such first Person would be deemed, at any time through the Closing Date, a single employer within the meaning of Section 4001 of ERISA or Section 414(b),
(c), (m) or (o) of the Code.

       FINANCIAL STATEMENTS: As defined in Section 3.8.

       GAAP: United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

       GOVERNMENTAL AUTHORITY: The federal government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body.

       HAZARDOUS MATERIALS: Any pollutants, hazardous or toxic materials, substances or wastes, including: petroleum and petroleum products and derivatives; asbestos; radon; polychlorinated bi-phenyls; urea-formaldehyde foam insulation; explosives; radioactive materials; laboratory wastes and medical wastes (including contaminated clothing, body fluids, contaminated medical instruments and equipment, catheters, used bandages, gauzes, needles or other sharp instruments); and any chemicals, materials or substances designated or regulated as hazardous or as toxic substances, materials, or wastes, or otherwise regulated, under any Environmental Law.

       HSR ACT: As defined in Section 5.11.

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       INSURANCE:  As defined in Section 3.12.

       INTELLECTUAL PROPERTY: All patents, trademarks, trademark rights, trade names, product designations, service marks, copyrights and applications for any of the foregoing used or owned by Sequoia or Entre, all electronic data processing systems, information systems, computer software programs, program specifications charts, procedures, source codes, input data, routines, data bases, report layouts, formats, record file layouts, diagrams, functional specifications, narrative descriptions, flow charts and other related material which are material to the business of Sequoia or Entre.

       JUDGMENT: Any judgment, writ, order, injunction, determination, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by a Governmental Authority.

       KNOWLEDGE: With respect to the Seller, the actual knowledge of Daniel J. Klein, Michael Baltosiewich or Tony Corbi after due inquiry.

       LAW: Any statute, ordinance, code, rule, regulation or order enacted, adopted, promulgated, applied or followed by any Governmental Authority.

       LICENSES AND PERMITS: As defined in Section 3.21.

       LIEN: Any security agreement, financing statement (whether or not filed), security or other interest, conditional sale or other title retention agreement, lease, consignment or bailment given for security purposes, lien, mortgage, deed of trust, pledge, option, or encumbrance of any kind, and with respect to real property, any exception to or defect in title or other ownership interest (including reservations, rights of entry, reverter, encroachments, easements, rights of way, restrictive covenants and licenses).

       MADSP:  As defined in Section 5.10.

       MATERIAL ADVERSE EFFECT: With respect to Seller, a material adverse effect on the financial condition, Assets, results of operations, cash flows or the business of the Predecessor Companies, or a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement. With respect to the Purchaser, a material adverse effect on the financial condition, assets, results of operations, cash flows or the business of the Purchaser, or a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

       MATERIAL CONTRACTS: As defined in Section 3.13.

       MERGER: As defined in the prologue of this Agreement.

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       PERSON:  Any individual, trustee, corporation, general or limited partnership, joint venture, joint stock company, bank, firm, Governmental Agency, trust, association, organization or unincorporated entity of any kind.

       PREDECESSOR COMPANIES: Each of Sequoia Diversified Products, Inc., a Delaware corporation and MicroNomics of Lansing, Inc., a Delaware corporation.

       PURCHASE PRICE: As defined in Section 2.2.

       PURCHASED STOCK: 80.10% of the Stock of the Surviving Corporation.

       PURCHASER:  As defined in the prologue to this Agreement.

       PURCHASER DAMAGES: As defined in Section 8.2(a).

       REAL PROPERTY LEASES: As defined in Section 3.14.

       RETURNS:  As defined in Section 3.11(a).

       SECURITIES ACT: Securities Act of 1933, as amended.

       SELLER:  As defined in the prologue to this Agreement.

       SELLER DAMAGES: As defined in Section 8.2(b).

       SEQUOIA: As defined in the prologue of this Agreement, including any of its Subsidiaries.

       SEQUOIA NET.COM, INC.: The Surviving Corporation of the Merger.

       STOCK:  As defined in the prologue to this Agreement.

       SUBSIDIARY: With respect to any Person, any corporation, association or other business entity of which more than 50% of the issued and outstanding stock or equivalent thereof having ordinary voting power is owned or controlled by such Person, by one or more Subsidiaries or by such Person and one or more Subsidiaries.

       SURVIVAL PERIOD: As defined in Section 8.1.

       SURVIVING CORPORATION: Means Sequoia NET.com, Inc., a Delaware corporation.

       TANGIBLE PROPERTY: All furnishings, machinery, equipment, computer systems and software, supplies, inventories, vehicles, books and records and other tangible personal property

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and facilities of any nature owned, leased, used or held for use, directly or indirectly, by the Predecessor Companies.

       TANGIBLE PROPERTY LEASE: As defined in Section 3.15(a).

       TAX LIABILITY: As defined in Section 8.1.

       TAXES:  As defined in Section 3.11(a).

       YEAR END FINANCIALS: As defined in Section 5.7(b).

       1.2 USE OF DEFINED TERMS. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class. The use of any gender shall be applicable to all genders.

       1.3 MISCELLANEOUS TERMS. The terms "herein," "hereof," "hereto," "hereunder" and other terms similar to such terms shall refer to this Agreement as a whole and not merely to the specific article, section, paragraph or clause where such terms may appear. The term "including" shall mean "including, but not limited to."

2.     PURCHASE AND SALE.

       2.1 SALE, PURCHASE AND DELIVERY OF THE PURCHASED STOCK. On the terms and subject to the conditions hereinafter set forth in this Agreement, the Seller agrees to sell and deliver to the Purchaser the Certificates evidencing the Purchased Stock, duly endorsed in blank or accompanied by stock powers in blank, and the Purchaser agrees to purchase from the Seller, on the Closing Date, the Purchased Stock.

       2.2 PURCHASE PRICE. The aggregate purchase price for the Purchased Stock shall be (a) FORTY THREE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($43,500,000.00) (the "PURCHASE PRICE"), payable in cash by wire transfer of immediately available funds to an account designated by the Seller in writing to the Purchaser.

       2.3    THE CLOSING.

       (a) Subject to the terms and conditions of this Agreement, the sale and the purchase of the Purchased Stock contemplated hereby shall take place at a closing (the "CLOSING") at the offices of Swidler Berlin Shereff Friedman, LLP, 3000 K Street, NW, Washington, DC at 10:00 a.m., local time, on the date which is three (3) Business Days after the satisfaction or waiver of all of the conditions to the consummation of the sale and purchase of the Purchased Stock contemplated hereby or at such other time and place as the Seller and the Purchaser shall

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mutually agree upon but, in any event, no later than April 30, 2000 (the day on which the Closing takes place shall be referred to herein as the "CLOSING DATE").

       (b) At the Closing, the Seller shall deliver to the Purchaser against payment of the Purchase Price the following:

              (i) the merger certificate from the State of Delaware evidencing the Merger and naming Sequoia NET.com, Inc. as the Surviving Corporation;

              (ii) certificates representing the Purchased Stock, duly endorsed for transfer in blank or accompanied by a stock power duly endorsed in blank by the Seller with any requisite documentary or stock transfer taxes affixed thereto;

              (iii) the certificates required by Section 6.1 and Section 6.2 hereof;

              (iv) legal opinion of Swidler Berlin Shereff Friedman, LLP, in form and substance reasonably satisfactory to Purchaser;

              (v) resolutions duly adopted by the Board of Directors of Seller authorizing the transactions which are the subject of this Agreement;

              (vi) certificates issued by appropriate governmental authorities evidencing, as of a recent date, the good standing and tax status of the Predecessor Companies in the State of Delaware;

              (vii) a copy of the Certificate of Incorporation and all amendments thereto of the Predecessor Companies, certified in each case by the Secretary of State of the State of Delaware;

              (viii) certificates of the Secretary of Seller to the effect that there have been no amendments to the charter documents of the Predecessor Companies since the date of the certifications referred to in subsection (vii) of this Section 2.3(b);

              (ix) copy of the By-laws, including all amendments thereto, of the Predecessor Companies, certified by the Secretary of each Predecessor Company, respectively;

              (x)    each Consent required by Section 6.3;

              (xi)   resignations of the directors of the Predecessor Companies;
and

              (xii) if the Company Net Amount is positive, an amount in cash (which amount may be offset against the Purchase Price otherwise payable by the Purchaser pursuant to Section 2.2(a)) equal to the Company Net Amount.

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       (c)    At the Closing, the Purchaser shall deliver to the Seller the following:

              (i)    the Purchase Price;

              (ii) the certificates required by Section 7.1 and Section 7.2 hereof;

              (iii) resolutions adopted by the Board of Directors of the Purchaser authorizing the transactions contemplated hereby, certified by the Secretary of the Purchaser;

              (iv)   each Consent required by Section 7.3; and

              (v) if the Company Amount is negative, an amount in cash (which amount shall be in addition to the Purchase Price) equal to the Company Net Amount.

       (d) Each of the parties hereto shall deliver all other documents and instruments required to be delivered by either of them at or prior to the Closing Date pursuant to this Agreement or as otherwise required herein.

3.     REPRESENTATIONS AND WARRANTIES OF THE SELLER.

       The Seller hereby represents and warrants to the Purchaser as follows:

       3.1 AUTHORITY. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has all requisite right, power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Seller has been duly and validly authorized by the Seller and, upon receipt of consent of a majority of the Seller's stockholders, the Seller's stockholders, and no other proceedings on the part of the Seller are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed by the Seller and, assuming due authorization, execution and delivery by the other party hereto, this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

        3.2 OWNERSHIP OF THE STOCK. The Seller is the sole stockholder and owns all of the issued and outstanding shares of capital stock of the Predecessor Companies. At the Closing, the Seller shall convey to the Purchaser good title to the Purchased Stock, free and clear of all Liens.

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       3.3    ORGANIZATION, STANDING, POWER AND QUALIFICATION. Each Predecessor
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to carry on its business as now conducted. Except as set forth on
SCHEDULE 3.3, each Predecessor Company is duly qualified as a foreign corporation to do business, and is in good standing, in each other jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that such failures to so qualify would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller.

       3.4 CAPITAL STRUCTURE. The authorized and issued and outstanding capital stock of each Predecessor Company is set forth on SCHEDULE 3.4. All of the outstanding shares of the Stock are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive, subscription or other rights of any Person to acquire securities of either Predecessor Company and constitute in the aggregate all of the issued and outstanding capital stock of all classes of such Predecessor Company. There are no voting trusts or other Contracts, arrangements or understandings applicable to the exercise of voting or any other Contract rights with respect to any shares of the Stock. Neither Predecessor Company is subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of such Predecessor Company's capital stock. There are no outstanding rights, warrants, options, subscriptions, agreements or commitments (other than this Agreement) giving anyone any right to require Seller to sell or issue any capital stock or other securities of either Predecessor Company.

       3.5 SUBSIDIARIES. Except as set forth on SCHEDULE 3.5, neither Predecessor Company has any Subsidiaries and there are no Persons in which either Predecessor Company owns, or has the right or obligation to acquire, any direct or indirect equity interest.

       3.6 NO CONFLICT. Except as set forth on SCHEDULE 3.6, the execution and delivery of this Agreement does not, and the consummation of the transactions described herein will not, result in or constitute a default, breach or violation of the Certificate of Incorporation or the By-laws of either Predecessor Company or any Contract to which the Seller or either Predecessor Company is a party or by which any Assets are bound, or a violation of any Law or Judgment of any court or other Governmental Authority or any other restriction of any kind or character by which the Seller or either Predecessor Company or any Assets are bound, except, in each case, for such defaults, breaches, violations, or restrictions as would not have a Material Adverse Effect with respect to either Predecessor Company.

       3.7 CONSENTS. Except as set forth on SCHEDULE 3.7 annexed hereto, the execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any Consent, except where failure to obtain such Consent would not have a Material Adverse Effect with respect to either Predecessor Company.

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       3.8    FINANCIAL STATEMENTS.  EXHIBIT A annexed hereto contains a complete and correct copy of the financial statements of each Predecessor Company for the twelve months ended December 31, 1999 (the "FINANCIAL STATEMENTS"), including the balance sheet of each Predecessor Company as of December 31, 1999. The Financial Statements fairly present in all material respects the financial position, assets and liabilities of each Predecessor Company as of December 31, 1999, and the results of each Predecessor Company's respective operations, changes in financial position and cash flows for the period covered, all in conformity with GAAP consistently applied. The Year End Financials, when delivered in accordance with Section 5.7(b), will fairly present in all material respects the financial position, assets and liabilities of each Predecessor Company as of December 31, 1999, and the results of each Predecessor Company's respective operations, changes in financial position and cash flows for the period covered, all in conformity with GAAP consistently applied. The results of the audit called for in Section 5.7(b) shall not result in a qualified opinion to the Year End Financials delivered to the Purchaser pursuant to Section 5.7(b).

       3.9    ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth on
SCHEDULE 3.9, since December 31, 1999, neither Predecessor Company has incurred any indebtedness, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, related to or arising from the operation of its business or other ownership, possession or use of the Assets of such Predecessor Company through the Closing, except for indebtedness, liabilities or obligations incurred in the ordinary course of its business consistent with past practice.

       3.10 ABSENCE OF CERTAIN DEVELOPMENTS. Except as disclosed on SCHEDULE 3.10, since December 31, 1999, each Predecessor Company has operated its business in the ordinary course consistent with past practice and there has not been with respect to such Predecessor Company any:

       (a) event which has had or would, individually or in the aggregate (together with the items set forth in SCHEDULE 3.10 annexed hereto), have a Material Adverse Effect with respect to Seller;

       (b) transactions not in the ordinary course of business, which transactions have a value individually in excess of $25,000 or in excess of $100,000 in the aggregate;

       (c) material damage, destruction or loss, whether or not insured, (i) affecting its business, as currently conducted or as proposed by such Predecessor Company to be conducted, or (ii) to its Assets;

       (d) failure to maintain in full force and effect insurance coverage for (i) destruction, damage to, or loss of any of its material Assets, (ii) workers' compensation, (iii) auto, (iv) general liability and (v) professional errors and omissions;

       (e) change in accounting principles, methods or practices or investment practices;

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       (f)    issuance or sale of any shares of its capital stock or of any other equity security or of any security convertible into or exchangeable for its equity securities; or

       (g) agreement or understanding legally obligating it to take any of the actions described above in this Section 3.10.

       3.11   TAXES.

       (a) Except as set forth on SCHEDULE 3.11(a) annexed hereto, (i) each Predecessor Company has been included in or sent, or will file, be included in or send, all returns, declarations and reports and all information returns and statements (collectively, "RETURNS") required to be filed or sent with respect to all federal, state, county, local and other taxes and any interest or penalties thereon (collectively, "TAXES"), for any period ending on or before the Closing, (ii) as of the time of filing, the Returns correctly reflected (and when filed, the Returns not yet filed, will reflect) in all material respects all information required to be shown thereon, and (iii) neither Predecessor Company is delinquent in the filing of any Return or the payment of any Tax or has requested any extension of time within which to file any Return.

       (b) Except as set forth on SCHEDULE 3.11(b) annexed hereto, there are no audit examinations being conducted or, to the Knowledge of Seller, threatened, and there is no deficiency or refund litigation or controversy in progress or, to the Knowledge of the Seller, threatened, with respect to any Taxes previously paid by such Predecessor Company or with respect to any Returns previously filed by or on behalf of such Predecessor Company.

       (c) Except as set forth on SCHEDULE 3.11(c) annexed hereto, (i) there are no facts or circumstances in existence which could form the basis for a determination that Taxes which are due have not been paid in a timely manner (giving effect to all rights of extension to which the taxpayer may be entitled), and (ii) to the knowledge of Seller, all Taxes that such Predecessor Company was required, or prior to the Closing Date will be required, by Law to withhold or collect have been (in the case of those Taxes that were already required to be withheld or collected) or will be duly withheld or collected and, to the extent required, have been (in the case of those Taxes that were already required to be paid) or will be paid to the appropriate Governmental Authorities.

       (d) Except as set forth in SCHEDULE 3.11(d), as a result of the transactions contemplated by this Agreement, no employee of either Predecessor Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Seller or Predecessor Company plan or contract and no amount payable to any such employee would be characterized as an 'excess parachute payment' (as such term is defined in Section 280G of the Code).

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       (e)    Neither Predecessor Company nor any of its respective subsidiaries has been a member of an affiliated group filing a consolidated federal income
Tax Return other than a group the common parent of which is the Seller.

       3.12 INSURANCE. SCHEDULE 3.12 sets forth a list and summary description (including the name of the insurer, type of coverage, annual premium and policy period), that is accurate in all material respects, of all binders or policies of fire, liability, product liability, workers compensation, vehicular, unemployment and other insurance, self insurance programs and fidelity bonds (collectively, "INSURANCE") maintained by each Predecessor Company or in which
such Predecessor Company is a named insured.   To the Knowledge of the Seller,
all Insurance is of such types and in such amounts and for such risks, casualties and contingencies as are customarily insured against by enterprises in operations similar to the business of each Predecessor Company, as currently conducted or as proposed to be conducted.

       3.13 MATERIAL CONTRACTS. SCHEDULE 3.13 sets forth a list, that is accurate in all material respects, of the following Contracts to which either Predecessor Company is a party or by which any Assets are bound or, to the Knowledge of Seller, pursuant to which either Predecessor Company is a beneficiary (collectively, "MATERIAL CONTRACTS"):

       (a) Any Contract for capital expenditures or for the purchase of Tangible Property or services which involves consideration payable in excess of $25,000 by either Predecessor Company;

       (b) Any Contract evidencing any indebtedness in excess of $25,000 or obligation for the deferred purchase price of Assets in excess of $25,000 (excluding normal trade payables) or guaranteeing any indebtedness, obligation or liability in excess of $25,000;

       (c)    Any material Contract with any Governmental Authority; and

       (d) Any other Contract related to the business of each Predecessor Company (other than those excluded by an express exception from the descriptions set forth in subsections (a) through (c) above) which (i) provides for payment or performance by any party thereto having an aggregate value of $100,000 or more, (ii) provides for a period of performance which extends beyond twelve (12) months from the date hereof, or (iii) is between an Affiliate and either Predecessor Company.

Copies of each Material Contract, and of the Certificate of Incorporation (as amended or restated to date) and By-laws (as amended or restated to date) of each Predecessor Company, that are complete in all material respects have been made available by Seller to the Purchaser. Each Material Contract is in full force and effect, except for such Material Contracts the absence of which would not have a Material Adverse Effect. To the Knowledge of Seller, each party to a Material Contract has complied with all material commitments and obligations on its part to be

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performed or observed thereunder, and no customer has given notice of intent to cancel a Material Contract.

       3.14   REAL PROPERTY.

       (a) Neither Predecessor Company owns any real property. SCHEDULE 3.14 annexed hereto sets forth a list (including the name of the landlord, term and annual rental), that is accurate in all material respects, of all real property that is leased or subleased by each Predecessor Company (collectively, "REAL PROPERTY LEASES"). All such real property is in condition and repair adequate for its current use, is suitable for the purposes for which it is presently being used and is adequate to meet all present and reasonably anticipated future requirements of the business of such Predecessor Company, as currently conducted or as proposed to be conducted. Each Predecessor Company has been in peaceable possession of the premises covered by each of the Real Property Leases since the commencement of the original term of each of such Real Property Leases.

       (b) Each of the Real Property Leases (and leases and subleases underlying such Real Property Leases) is in full force and effect. Each Predecessor Company, and to the Knowledge of the Seller, each other party to each of the Real Property Leases (and leases and subleases underlying such Real Property Leases), has complied with all commitments and obligations on its part to be performed or observed thereunder, except for such noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller. Neither Predecessor Company has received any notice of a default, offset or counterclaim under any of the Real Property Leases (or leases and subleases underlying such Real Property Leases) and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any of the Real Property Leases (or leases and subleases underlying such Real Property Leases), except for such notices, defaults, offsets or counterclaims which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller.

       (c) To the Knowledge of Seller, there are no pending or threatened actions or proceedings (including condemnation and foreclosure) which could affect the real property leased or subleased by either Predecessor Company. To the Knowledge of the Seller, there are no violations of any Law affecting the real property leased or subleased by either Predecessor Company which would, individually or in the aggregate, have a Material Adverse Effect with respect to Seller.

       (d) There are no pending or, to the Knowledge of the Seller, threatened actions or proceedings which are reasonably likely to affect adversely or materially disrupt such Predecessor Company's use of any of the Real Property Leases against such Predecessor Company and, to the Knowledge of the Seller, there are no such actions or proceedings against other parties.

       3.15   TANGIBLE PROPERTY.

       (a) Except as set forth on SCHEDULE 3.15 annexed hereto and except for Liens that will be released prior to Closing, to the Knowledge of the Seller, each Predecessor Company has good and clear title to all of the Tangible Property owned by such Predecessor Company, free and clear of all Liens. All Tangible Property in use by each Predecessor Company is in good operating condition and repair (reasonable wear and tear excepted), is suitable for the purposes for which it is presently being used and is adequate to meet all present and reasonably anticipated future requirements of the business of such Predecessor Company, as currently conducted or as proposed to be conducted.
SCHEDULE 3.15 annexed hereto sets forth a list, that is accurate in all material respects, of all Tangible Property that is leased or subleased by each Predecessor Company (each, a "TANGIBLE PROPERTY LEASE"). Each Predecessor Company has been in peaceable possession of the Tangible Property covered by each Tangible Property Lease since the commencement of the term thereof.

        (b) Each of the Tangible Property Leases is in full force and effect, except as the same would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller. Each Predecessor Company has complied with all commitments and obligations on its part to be performed or observed under each of the Tangible Property Leases, except for such noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller. The Seller has not received any written notice of a default, offset or counterclaim under any of the Tangible Property Leases.

       3.16   ENVIRONMENTAL MATTERS.

        (a) No Judgment has been issued, no Environmental Claim has been filed and no penalty has been assessed, and the Seller has no Knowledge of any investigation or review which has occurred or is pending or threatened against either Predecessor Company, by any Governmental Authority with respect to (i) any alleged failure by such Predecessor Company to have any License and Permit required under applicable Environmental Laws, (ii) any Environmental Laws or
(iii) any generation, treatment, storage, recycling, transportation, discharge, disposal or release of any Hazardous Materials generated by such Predecessor Company, and, to the Knowledge of the Seller, there are no facts or circumstances in existence which could form the basis for any such Judgment, Environmental Claim or penalty.

       (b) Neither Predecessor Company owns, operates or leases a treatment, storage or disposal facility requiring a permit under any Law.

       (c) Neither Predecessor Company has transported or arranged for the transportation of any Hazardous Material to any location that is the subject of enforcement actions by any Governmental Authority.

       (d) No oral or written notification of a release of Hazardous Materials has been registered or filed by or on behalf of either Predecessor Company.

       3.17   INTELLECTUAL PROPERTY.

       (a) SCHEDULE 3.17 annexed hereto sets forth a list, that is accurate in all material respects, of all Intellectual Property used in the business of each Predecessor Company, as presently conducted or as proposed to be conducted.

       (b) To the Knowledge of the Seller, each Predecessor Company owns, is licensed or otherwise has the right to use all Intellectual Property used in the business of such Predecessor Company, as presently conducted or as proposed to be conducted, except for such Intellectual Property the loss of the use of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller.

       (c) To the Knowledge of the Seller, the use of the Intellectual Property by such Predecessor Company does not infringe upon or otherwise violate the rights of any third party in or to such Intellectual Property, and no claim has been asserted with respect thereto. The Seller has no Knowledge of any claim which can be asserted by any Person against the Predecessor Companies with respect to the use of any item of Intellectual Property challenging or questioning the validity or effectiveness of such use of any such item, except for such infringements, violations or claims which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller. The Seller has taken reasonable measures to protect the proprietary nature of each item of Intellectual Property, and to maintain the confidentiality of all confidential information, that either Predecessor Company owns or uses.

       3.18   ERISA MATTERS.

       (a) SCHEDULE 3.18 contains a list, that is accurate in all material respects, of each Employee Benefit Plan and Benefit Arrangement. The Seller made available to the Purchaser with respect to each Employee Benefit Plan and Benefit Arrangement copies that are accurate in all material respects of (i) all written documents comprising such plans and arrangements (including amendments and individual agreements relating thereto); (ii) the two most recent Federal Form 5500 series (including all schedules thereto) filed with respect to each Employee Benefit Plan; (iii) the most recent financial statements and actuarial reports, if any, pertaining to each such plan or arrangement; (iv) the summary plan description currently in effect and all material modifications thereto, if any, for each Employee Benefit Plan; and (v) any other written communications to employees to the extent the substance of any Employee Benefit Plan or Benefit Arrangement described therein differs materially from the other documentation furnished under this Section 3.18.

       (b) To the Knowledge of the Seller, there have been no material violations of any reporting or disclosure requirements under ERISA with respect to any Employee Benefit Plan.

       (c) To the Knowledge of the Seller, each Employee Benefit Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all Laws (including Section 1862(b)(1) of the Social Security Act). Each Predecessor Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed under the terms of each Employee Benefit Plan and Laws or required to be paid as expenses under such Employee Benefit Plan.

       3.19 EMPLOYEES. SCHEDULE 3.19 sets forth a list, that is accurate in all material respects, of all employees of each Predecessor Company as of the date hereof whose annualized compensation is greater than $50,000.

       3.20 COMPLIANCE WITH LAWS. Each Predecessor Company, its business and its Assets comply in all material respects with all Laws applicable to such Predecessor Company, its business and Assets, except for such noncompliance which would not have a Material Adverse Effect with respect to Seller.

       3.21 LICENSES AND PERMITS. SCHEDULE 3.21 annexed hereto contains a list (including the name of the licensor, a summary of the license and the date of expiration or renewal), that is accurate in all material respects, of any licenses, permits, approvals, franchises, registrations, accreditations or authorizations issued to each Predecessor Company and used in and material to its business (collectively, "LICENSES AND PERMITS"). All Licenses and Permits are valid and in full force and effect and there are no pending or, to the Knowledge of the Seller, threatened proceedings which could result in the termination, revocation, limitation or impairment of any of such Licenses and Permits, except for such terminations, revocations, limitations or impairments which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Seller.

       3.22 LEGAL PROCEEDINGS. Except as set forth on SCHEDULE 3.22, neither Predecessor Company is engaged in or a party to or, to the Knowledge of the Seller, threatened with any action, suit, proceeding, complaint, charge, investigation or arbitration or other method of settling disputes or disagreements, and, to the Knowledge of the Seller, there is not any reasonable basis for any such action against such Predecessor Company or any of its Assets. Neither Predecessor Company has received written notice of any investigation threatened or contemplated by any Governmental Authority.

       3.23 SUBSTANTIAL CUSTOMERS AND SUPPLIERS. SCHEDULE 3.23 lists, as of the date hereof, the names and dollar volumes of sales of the ten (10) suppliers with the highest dollar volumes of sales to each Predecessor Company and the names and dollar volumes of purchases of the ten (10) customers with the highest dollar volumes of purchases to such Predecessor Company for the 1999 fiscal year.

       3.24 EMPLOYEE RELATIONS. Based on information provided by the management of the Predecessor Companies, neither of the Predecessor Company's employees is represented by a labor union with respect to employment with such Predecessor Company. To the Seller's knowledge, there are no union organizing activities at either of the Predecessor Company's facilities.


4.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

       Purchaser hereby represents and warrants to the Seller as follows:

       4.1 ORGANIZATION, STANDING, POWER AND QUALIFICATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Purchaser has all requisite right, power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser has been duly and validly authorized and no other proceedings on the part of the Purchaser is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed by the Purchaser and, assuming due authorization, execution and delivery by the other party hereto, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by bankruptcy, moratorium and insolvency laws and by other laws affecting the rights of creditors generally and except as may be limited by the availability of equitable remedies.

       4.2 QUALIFICATION OF THE PURCHASER. The Purchaser is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction wherein the character of the properties owned or leased by the Purchaser and/or the nature of the activities conducted by the Purchaser makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect with respect to Purchaser.

       4.3 NO CONFLICT. Except as set forth on SCHEDULE 4.3, the execution and delivery of this Agreement does not, and the consummation of the transactions described herein will not, result in or constitute a default, breach or violation of the Certificate of Incorporation or the By-laws of the Purchaser or any Contract to which the Purchaser is a party or by which any of its assets are bound, or a violation of any Law or Judgment of any court or other Governmental Authority or any other restriction of any kind or character by which the Purchaser or any of its assets are bound, except, in each case, for such defaults, breaches, violations, or restrictions as would not have a Material Adverse Effect with respect to Purchaser.

       4.4 CONSENTS. Except as set forth on SCHEDULE 4.4 annexed hereto, the execution and delivery of this Agreement by the Purchaser do not, and the performance of this Agreement by the Purchaser will not, require any Consent, except where failure to obtain such Consent would not have a Material Adverse Effect with respect to Purchaser.

       4.5 NO BROKERS. The Purchaser has not entered into any Contract, arrangement or understanding with any Person which may result in the obligation of any party hereto to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the transactions contemplated hereby.

       4.6 INVESTMENT INTENT OF PURCHASER. The Purchaser acknowledges that the Purchased Stock which it is purchasing pursuant to the terms of this Agreement is not being registered under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act. The Purchased Stock being acquired by the Purchaser is being acquired for investment purposes only and not with a view to the distribution thereof.

5.     CONDUCT OF BUSINESS PRIOR TO THE CLOSING AND OTHER AGREEMENTS.

       The parties hereto covenant and agree as follows:

       5.1    CONDUCT OF BUSINESS.

       (a) Except as otherwise expressly contemplated by this Agreement or as specifically consented to in writing by the Purchaser, from and after the date of this Agreement until the Closing Date, the Seller will cause each Predecessor Company to use its reasonable efforts to preserve its present business organization intact, keep available the services of its present employees, preserve its present relationships with Persons having business dealings with such Predecessor Company, generally operate its business in the ordinary and regular course consistent with its prior practices, maintain its books and records in a manner sufficient to allow it to prepare financial statements in accordance with GAAP and maintain all Insurance and Licenses and Permits material to the conduct of its business as currently conducted.

       (b) In addition, during such period, except as otherwise provided in this Agreement or as otherwise consented to by the Purchaser in writing, neither of the Predecessor Companies will: (i) make any capital expenditure or dispose of any Assets other than in the ordinary course of business, (ii) use any or all of its cash to pay bonuses to its employees, provided, however, that Sequoia shall be permitted to pay it employee bonuses in the ordinary course in accordance with past practices; (iii) amend its charter or By-laws; (iv) make any material change in its business; (v) issue or sell any amount of its capital stock or grant any options, warrants or other rights to acquire its capital stock; (vi) acquire any other business or interest therein; (vii) enter into, amend in any material respect or terminate any Material Contract to which it is a party, other than in the ordinary course of business; (viii) enter into any Contract with any officer, director or employee of the Predecessor Company; (ix) waive any right of substantial value other than for fair consideration; (x) change the accounting principles, methods or practices, except for such changes as are necessary to conform with GAAP and are disclosed to the Purchaser; (xi) incur any obligation (not part of normal, continuing obligations, such as payroll and Taxes) in excess of $25,000 individually or $100,000 in the aggregate; or (xii) declare any dividend.

       5.2 NON-DISCLOSURE. Until the Closing, no party hereto (or its officers, directors, employees, representatives or agents) shall disclose to any third party any confidential or proprietary information about the transaction contemplated hereby, except as may be required by applicable Law.
 The parties hereto agree that the remedy at law for any breach of the requirements of this Section 5.2 will be inadequate and that any such breach would cause such immediate and permanent damage as would be impossible to ascertain, and, therefore, the parties hereto agree and consent that in the event of any breach of this Section 5.2, in addition to any and all other legal and equitable remedies available for such breach, including a recovery of damages, the non-breaching party shall be entitled to obtain preliminary or permanent injunctive relief without the necessity of proving actual damage by reason of such breach and, to the extent permissible under the applicable statutes and rules of procedure, a temporary restraining order may be granted immediately on commencement of such action.

       5.3 NO SHOP. Neither the Seller nor its representatives shall, either directly or indirectly, (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person (other than the Purchaser) relating to any acquisition of the Purchased Stock, exchange offer, merger, consolidation, business combination, sale of substantial securities or assets, liquidation, dissolution or similar transactions involving either Predecessor Company, or (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other Person any information with respect to the business, properties or Assets of either of the Predecessor Companies. The Seller's obligations under this Section 5.3 shall terminate upon the termination of this Agreement.

       5.4 PURCHASER'S ACCESS TO INFORMATION. From the date hereof, the Purchaser and its counsel, accountants, representatives and agents shall have full access, upon reasonable notice and during normal business hours, to the employees and the financial, legal and other representatives of each Predecessor Company and, upon reasonable notice, shall be furnished all relevant documents, records and other information concerning the business, finances and properties of such Predecessor Company that they may reasonably request. The Purchaser agrees not to contact any employees, consultants, suppliers, customers or clients of either Predecessor Company without the prior approval of the Seller, which approval will not be unreasonably withheld.

       5.5 CONSENTS. Each of the parties hereto will in good faith use its reasonable efforts and shall fully cooperate with the other party to make promptly all registrations, filings and applications, give all notices and obtain all governmental and third party consents, permits, approvals, orders, authorities, qualifications, and waivers necessary for the consummation of the sale and purchase of the Purchased Stock contemplated by this Agreement (collectively, "CONSENTS").

       5.6    COOPERATION; FURTHER ASSURANCES.

       (a) The parties hereto agree to (i) use their reasonable best efforts to cause the conditions to the Closing set forth in this Agreement to be satisfied on or prior to April 30, 2000; (ii) cooperate with each other in determining whether any filings are required to be made or Consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such Consents; and
(iii) pursue all reasonable commercial efforts to obtain promptly the satisfaction of the conditions to the Closing. The parties hereto shall each furnish to each other and each other's counsel all such information as may be reasonably required in order to effectuate the foregoing actions.

       (b) Subject to the terms and conditions hereof, the Seller agrees that after the Closing Date it will execute and deliver such documents to the Purchaser as the Purchaser may reasonably request in order to vest good title to the Purchased Stock in the Purchaser and to consummate the transactions contemplated hereby.

       5.7    NOTIFICATION OF CERTAIN MATTERS; AUDIT.

       (a) The parties hereto each agree to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

       (b) Prior to Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser a complete and correct copy of the financial statements of each Predecessor Company for the year ended December 31, 1999 (the "YEAR END FINANCIALS"). The Year End Financials will be prepared in accordance with GAAP consistently applied and shall be audited by Arthur Andersen, the Seller's auditor. At least two (2) Business Days prior to the Closing, the Seller shall deliver a draft opinion to the Purchaser, which shall be unqualified assuming the closing of the transactions contemplated by this Agreement. The draft opinion shall be finalized and delivered following the Closing in unqualified form. At the Closing, the Purchaser shall reimburse the Seller for $25,000 of the fees and expenses paid or incurred by the Seller in performing such audit.

       (c) Following the Closing, Seller shall cooperate in the preparation and audit of financial statements for the period from January 1, 2000 through the Closing Date.

       5.8 LITIGATION PRIOR TO EFFECTIVE TIME. The Seller shall advise the Purchaser promptly of the assertion, commencement or threat of any claim, litigation, proceeding or investigation in which either Predecessor Company is named.

       5.9 SUPPLEMENTS TO SCHEDULES. Prior to the Closing, each party hereto will supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required by such party to be set forth or described in such Schedules; provided however that no such supplement or amendment shall be reasonably likely to result in a Material Adverse Effect with respect to the party supplementing or amending such Schedules.

       5.10 CODE SECTION 338(h)(10) ELECTION. The Purchaser shall make, and the Seller shall join in making, an election under Section 338(h)(10) of the Code with respect to the Predecessor Companies' assets and any comparable election under state or local Tax law, and the Seller shall cooperate with the Purchaser in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax law) or any successor provision. The Seller and the Purchaser shall act together in good faith to (i) determine and agree upon the amount of the modified aggregate deemed sales price ("MADSP") (within the meaning to Treas. Reg. Section 1.338(h)(10)-1(f) and (ii) agree upon the proper allocations (the "ALLOCATIONS") of the MADSP among such assets in accordance with Treas. Reg. Section 1.338(h)(10)-1(f). The Seller and the Purchaser will calculate the gain or loss, if any, resulting from the election in a manner consistent with the Allocations and will not take any position inconsistent with the election or the Allocations in any tax return or otherwise. The Seller will allocate the MADSP among such assets in a manner consistent with the Allocations and will not take any position inconsistent with the election or the Allocations in any tax return or otherwise.

       5.11   HART SCOTT RODINO ACT ("HSR ACT").   The Purchaser and the Seller
shall make promptly (unless they have already made) their respective filings, if any, required under the HSR Act, and thereafter make any other required submissions under the HSR Act, with respect to the transactions contemplated hereby, and shall, if requested by the Purchaser, seek early termination of the applicable waiting period under the HSR Act. At the Closing, Seller shall reimburse Purchaser for one-half of the HSR Act filing fee paid by the Purchaser.

       5.12   OTHER MATTERS.

       (a) The Predecessor Companies shall be delivered to the Purchaser at the Closing without any interest bearing debt or liabilities in respect of payables due to Seller and its Affiliates.

       (b) Following the Closing, neither the Purchaser nor any Predecessor Company shall have any license or right to use, nor shall any of them use, the name "Panurgy" in the conduct of their respective business.

       6.     CONDITIONS PRECEDENT TO THE PURCHASER'S OBLIGATIONS.

       The obligations of the Purchaser are subject to the satisfaction, at or before the Closing, of the conditions set forth below. The benefit of these conditions is for the Purchaser only and may be waived in writing by the Purchaser at any time in its sole discretion.

       6.1 ACCURACY OF THE SELLER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller (as supplemented pursuant to Section 5.9) shall be true and correct as of the date when made and as of Closing Date as though made at that time except for such failures to be true and correct as would not be reasonably likely to result in a Material Adverse Effect with respect to Seller, and the Purchaser shall have received a certificate attesting thereto signed by a duly authorized officer of the Seller.

       6.2 PERFORMANCE BY THE SELLER. The Seller shall have performed, satisfied and complied in all material respects with all covenants, agreements, and conditions required by this Agreement and the Purchaser shall have received a certificate signed by a duly authorized officer of the Seller.

       6.3 CONSENTS. The Seller shall have obtained all Consents, including, but not limited to, Consents required under the HSR Act, if any, Consent from the Seller's senior lenders and Consents from at least a majority of the Seller's shareholders, which are required for the consummation by Seller of the purchase and sale contemplated by this Agreement, other than those Consents the failure of which to obtain would not result in a Material Adverse Effect with respect to the Seller.

       6.4 CHANGES IN THE BUSINESS. Since the date of this Agreement, there shall have occurred no event which would have a Material Adverse Effect with respect to the Seller.

       6.5    AUDIT.  The draft opinion in respect of the audit required by
Section 5.7(b) shall have been delivered to the Purchaser at least two Business Days prior to the Closing.

       6.6 LEASE PAYMENTS. All amounts which have become due and payable by Kizan Corporation, a Subsidiary of the Seller, under that certain lease between Kizan Corporation and Sequoia but that have not been paid shall have been paid in full to Sequoia.

        6.7 EXCHANGE AGREEMENT. The Seller and the management shareholders of the Predecessor Companies (the "MANAGEMENT SHAREHOLDERS") shall have entered into that certain Exchange Agreement.

       6.8    FORM 8023.    The Seller shall have delivered to Purchaser a
completed Form 8023 ("Elections under Section 338(h)(10) of the Code for a corporation making a Qualified Stock Purchase") in a form and substance reasonably satisfactory to Purchaser.

7.     CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS.

       The obligations of the Seller are subject to the satisfaction, at or before the Closing, of the conditions set forth below. The benefit of these conditions is for the Seller only and may be waived by the Seller in writing at any time in their sole discretion.

       7.1 ACCURACY OF THE PURCHASER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser (as supplemented pursuant to Section 5.9) shall be true and correct as of the date when made and as of Closing Date as though made at that time except for such failures to be true and correct as would not be reasonably likely to result in a Material Adverse Effect with respect to Purchaser, and the Seller shall have received a certificate attesting thereto signed by a duly authorized officer of the Purchaser.

       7.2 PERFORMANCE BY THE PURCHASER. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Seller shall have received a certificate of a duly authorized officer of the Purchaser to such effect.

       7.3    CONSENTS.   The Purchaser shall have obtained all Consents
(including under the HSR Act, if any) which are required for the consummation by Purchaser of the purchase and sale contemplated by this Agreement, other than those Consents the failure of which to obtain would not result in a Material Adverse Effect with respect to the Purchaser.

       7.4 PROCEEDINGS AND DOCUMENTS. All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to the Seller and the Seller's counsel, and the Seller shall have received all such counterpart originals or certified or other copies of such documents and proceeding in connection with such transactions as the Seller reasonably requests, in form and substance as to certification and otherwise reasonably satisfactory to the Seller and the Seller's counsel.

       7.5 RELEASES. The Seller shall have obtained agreements in form and substance reasonably acceptable to the Seller from each of the persons identified on EXHIBIT 7.5, which agreements shall release all claims each such person may have against the Seller and/or its affiliates.

8.     INDEMNIFICATION.

       8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. Except as otherwise specifically provided for herein, the representations, warranties, covenants and agreements of the parties hereto included or provided for herein, or in other instruments or agreements delivered or to be delivered pursuant hereto, shall survive for a period ending on the first anniversary of the Closing Date; PROVIDED, HOWEVER, that to the extent any breach of a

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

representation, warranty, covenant or agreement involves any loss, damage, liability or claim in each case relating to or for Taxes ("TAX LIABILITY"), the right to assert such claims and any indemnity obligation shall survive until the expiration of the applicable statute of limitations relating to such Tax Liability (such period as provided in this Section 8 or as otherwise specifically provided elsewhere herein being referred to as the "SURVIVAL PERIOD"); PROVIDED FURTHER, HOWEVER, that if, prior to the expiration of the Survival Period, any party hereto shall have been notified of a claim for indemnity hereunder and such claim shall not have been finally resolved before the expiration of the Survival Period, any representation, warranty, covenant or agreement that is the basis for such claim shall continue to survive and shall remain a basis for indemnity as to such claim until such claim is finally resolved; PROVIDED FURTHER, HOWEVER, that the representations and warranties of the Seller set forth in Section 3.2 shall survive indefinitely. The respective representations and warranties contained herein shall not be deemed waived or otherwise affected by any investigation made by any party hereto or any amendment or supplement to the schedules or exhibits hereto occurring after the signing of this Agreement.

       8.2    GENERAL INDEMNITY.

       (a) The Seller agrees to indemnify and hold harmless the Purchaser from and after the Closing against (i) any and all damage, loss, claim, expense, deficiency or cost resulting from the breach by the Seller of any representation, warranty or covenant made by the Seller hereunder (regardless of whether the Purchaser knew of such breach at the time of the Closing), and (ii) any and all actions, suits, proceedings, demands, assessments, Judgments, costs, costs of collection and legal and other expenses incident to any of the foregoing (collectively, "PURCHASER DAMAGES"), provided, however, that the aggregate amount of Seller's obligations with respect to such indemnification shall not exceed an amount equal to 10% of the Cash Purchase Price, and all claims for indemnification must exceed an aggregate amount equal to 1% of the Cash Purchase Price before any indemnification obligation is triggered.

       (b) The Purchaser agrees to indemnify and hold harmless the Seller from and after the Closing against (i) any and all damage, loss, claim, expense, deficiency or cost resulting from the breach by the Purchaser of any representation, warranty or covenant made by the Purchaser hereunder (regardless of whether the Seller knew of such breach at the time of the Closing), (ii) any and all damage, loss, claim, expense, deficiency or cost resulting from the Purchaser's failure to perform under or Purchaser's breach of, any of the contracted jobs currently being performed by the Predecessor Companies that are guaranteed by the Seller through the posting of the bid bonds and performance bonds listed on SCHEDULE 8.2(b) annexed hereto and (iii) any and all actions, suits, proceedings, demands, assessments, Judgments, costs, costs of collection and legal and other expenses incident to any of the foregoing (the "SELLER DAMAGES"), provided, however, that the aggregate amount of Purchaser's obligations with respect to such indemnification shall not exceed an amount equal to 10% of the Cash Purchase Price, and all claims for indemnification must exceed an aggregate amount equal to 1% of the Cash Purchase Price before any indemnification obligation is triggered.

       (c) The amount of the Damages suffered by an indemnified party shall be net of any insurance payment or recovery which such party or its representatives actually realizes in respect of or as a result of such Damages or the facts or circumstances relating thereto. If any Damages for which indemnification is provided hereunder are subsequently reduced by any such insurance payment or other recovery from a third party, the amount of such reduction shall be remitted to the indemnifying party. If, after the Closing, either party realizes any Damages for which it is indemnified by the other party hereunder, such indemnified party shall use its reasonable efforts to obtain the maximum recovery or other benefit reasonably believed by it to be available to it under any applicable insurance policy. An indemnified party shall furnish to the indemnifying party, on demand, a certificate of its chief financial officer verifying the amount of any such insurance recovery or other benefit.

       8.3    REIMBURSEMENT.

       (a) Subject to Section 8.4, the Seller agrees to reimburse the Purchaser on demand for any payment made by the Purchaser or any Purchaser Damages suffered by the Purchaser at any time from and after the Closing in respect of any matter with respect to which the Seller has an indemnification obligation pursuant to Section 8.2(a).

       (b) Subject to Section 8.4 hereof, the Purchaser agrees to reimburse the Seller on demand for any payment made by the Seller or any Seller Damages suffered by the Seller at any time from and after the Closing in respect of any matter with respect to which the Purchaser has an indemnification obligation pursuant to Section 8.2(b).

       8.4    CLAIMS.

       (a) In the event that at any time a claim is made by any Person not a party to this Agreement with respect to any matter to which the indemnity provided for by Section 8.2(a) relates, the Purchaser, on not less than twenty
(20) days' prior notice to the Seller, may make settlement of such claim and such settlement shall be binding upon them; PROVIDED, HOWEVER, that the Seller shall have the option, to be exercised by notice to the Purchaser within ten
(10) days after such first mentioned notice shall have been given, to assume the contest and defense of such claim. If the Seller shall exercise such option, Seller shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and the Purchaser agrees to cooperate fully with Seller and its attorneys with respect to such contest and defense.
If the Seller shall not exercise such option, the Purchaser may, but shall not be obligated to, assume the contest and defense of such claim. Any payment or settlement resulting from such contest, together with the total expenses thereof, including but not limited to attorneys' fees, shall be binding upon the Seller and the Purchaser.

       (b) In the event that at any time a claim is made by any Person not a party to this Agreement with respect to any matter to which the indemnity provided for by Section 8.2(b) relates, the Seller, on not less than twenty (20) days' prior notice to the Purchaser, may make settlement of, such claim and such settlement shall be binding upon the Purchaser; PROVIDED, HOWEVER, that the Purchaser shall have the option, to be exercised by notice to the Seller within ten (10) days after such first mentioned notice shall have been given, to assume the contest and defense of such claim. If the Purchaser shall exercise such option, it shall have control over such contest and defense and over the payment, settlement or compromise of such claim, and the Seller agrees to cooperate fully with the Purchaser and its attorneys with respect to such contest and defense. If the Purchaser shall not exercise such option, the Seller may, but shall not be obligated to, assume the contest and defense of such claim and shall have control over such contest and defense and over the payment, settlement or compromise of such claim. Any payment or settlement resulting from such contest, together with the total expenses thereof, including but not limited to attorneys, fees, shall be binding upon the Purchaser and the Seller.

9.     OBLIGATIONS AFTER THE CLOSING.

        9.1 TAX RETURNS. Except as set forth on SCHEDULE 9.1, the Seller shall file, on behalf of each Predecessor Company, all Tax Returns for the periods ending on or before the Closing Date, and shall pay all Taxes with respect to each Predecessor Company for all periods through the Closing Date. Following the Closing, the Purchaser shall cooperate with the Seller to prepare any Tax Returns for the periods ending on or before the Closing Date, but which have not been filed as of the Closing Date. The Purchaser shall be responsible for filing all Tax Returns relating to each Predecessor Company, and the payment of all Taxes with respect thereto, for all periods beginning after the Closing Date.

       9.2 ACCESS TO INFORMATION. Each of the Purchaser and the Seller will provide the other, and the Purchaser shall cause each Predecessor Company to provide the Seller, with the right, at reasonable times and upon reasonable notice, to have access to, and to copy and use, any records or information and personnel which may be relevant in connection with the preparation of any Tax Returns, any audit or other examination by any authority, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this Section 9.2 shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

10.    TERMINATION.

       10.1 RIGHT TO TERMINATE. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

       (a)    by mutual written consent of the parties hereto;

       (b) by either the Purchaser or the Seller if the Closing shall not have occurred by April 30, 2000, PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section

10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

       (c) by either the Purchaser or the Seller if a court of competent jurisdiction shall have issued a Judgment permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

       (d) by the Seller, if the Purchaser (x) breaches its representations and warranties and such breaches (either individually or in the aggregate) are reasonably likely to result in a Material Adverse Effect with respect to the Purchaser, or (y) fails to comply in any material respect with any of its covenants or agreements contained herein; or

        (e) by the Purchaser, if the Seller (x) breaches its representations and warranties and such breaches (either individually or in the aggregate) are reasonably likely to result in a Material Adverse Effect with respect to the Seller, or (y) fails to comply in any material respect with any of its covenants or agreements contained herein.

       10.2 OBLIGATIONS TO CEASE. In the event that this Agreement shall be terminated pursuant to Section 10.1 hereof, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except for the obligations (i) with respect to non-disclosure contained in Section 5.2 hereof and (ii) set forth in Sections
11.1 and 11.2 hereof. Nothing herein will relieve any party from liability for any breach of this Agreement.

11.    MISCELLANEOUS.

       11.1 LEGAL AND ACCOUNTING EXPENSES. Except as otherwise provided in this Agreement or in this Section 11.1, the Seller shall bear its own legal and accounting expenses in connection with the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, the Purchaser shall bear its own legal and accounting expenses in connection with the transactions contemplated by this Agreement, and one-half of all filing fees related to any required HSR Act filings, and $25,000.00 of the costs and expenses of the audit of the Year End Financials performed pursuant to Section 5.7(b).

       11.2 PUBLICITY. Neither party shall issue any announcement, press release, public statement or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party; PROVIDED, HOWEVER, that nothing herein shall prohibit the Purchaser from making any public disclosure regarding this Agreement and the transactions contemplated hereby if, in the opinion of counsel to the Purchaser, such disclosure is required under applicable Law.

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

       11.3 HEADINGS. Subject headings are included for convenience only and shall not affect the interpretation of any provisions of this Agreement.

       11.4   NOTICES.   Any notice, demand, request, waiver, or other
communication under this Agreement shall be in writing (including telecopier or facsimile or similar writing) and shall be deemed to have been duly given on the date of service if personally served or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered, return receipt requested, postage prepaid and addressed or on the date sent if sent by telecopier, to the parties at the following addresses or telecopier numbers (or at such other address or telecopier number for a party as shall be specified by like notice):

                     If to Seller, to:

                     Panurgy Corporation
                     8223 Cloverleaf Drive
                     Suite100
                     Millersville, MD 21046
                     Attention:  Daniel J. Klein
                     Fax No.:  (410) 309-9801

                     with a copy to:
                     Swidler Berlin Shereff Friedman, LLP
                     3000 K Street, N.W.
                     Washington, DC 20007
                     Attention:  Andrew M. Ray, Esquire
                     Fax No.:  (212) 424-7645

                     If to the Purchaser, to:

                     Analysts International Corporation
                     3601 W. 76th Street
                     Minneapolis, MN 55435
                     Attention:  Thomas R. Mahler, Esquire
                     Fax No.: (612) 897-4530

       11.5 ASSIGNMENT AND SUCCESSORS. Prior to the Closing, neither of the parties hereto shall assign any rights or delegate any duties hereunder without the prior written consent of the other.

       11.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of the parties.

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

       11.7 GOVERNING LAW: CONSENT TO JURISDICTION. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Maryland without regard to principles of conflicts of law. Any legal action, suit or proceeding arising out of or relating to this Agreement may be instituted in any state or federal court located within the State of Maryland, and each party agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service process shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

       11.8 ENTIRE AGREEMENT. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire understanding and agreement and supersedes any and all other understandings, negotiations or agreements among the parties hereto relating to the sale and purchase of the Purchased Stock.

       11.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

       11.10 SEVERABILITY. In the event that any one or more of the immaterial provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable the same shall not affect any other provision of this Agreement, but this Agreement shall be construed in a manner which, as nearly as possible, reflects the original intent of the parties.

       11.11 PARTIES IN INTEREST. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

       11.12 AMENDMENT AND MODIFICATION. This Agreement may be amended or modified only by written agreement executed by all parties hereto.

       11.13 WAIVER. At any time prior to the Closing, either of the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such waiver but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or future failure.

                                   [END OF PAGE]
                            [SIGNATURE PAGE FOLLOWS]

       IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date set forth above.

                                  PURCHASER

                                  ANALYSTS INTERNATIONAL CORPORATION
                                  A MINNESOTA CORPORATION

                                  By:
                                     --------------------------------
                                     Name:
                                     Title:

                                  SELLER

                                  PANURGY CORPORATION
                                    A DELAWARE CORPORATION

                                  By:
                                     --------------------------------
                                     Name: Daniel J. Klein
                                     Title:   Chief Executive Officer



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